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                                                               Exhibit (a)(1)(E)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      At

                             $60.00 Net Per Share

                                      And

                   All Outstanding Shares of Series A 6.75%
                          Convertible Preferred Stock

                                      At

                             $62.136 Net Per Share

                                      Of

                                  Verio Inc.

                                      By

                           Chaser Acquisition, Inc.

                    an indirect wholly owned subsidiary of

                        NTT Communications Corporation

                         a wholly owned subsidiary of

                  Nippon Telegraph and Telephone Corporation


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 14, 2000, UNLESS THE OFFER IS EXTENDED.


                                                                   May 17, 2000

To Brokers, Dealers, Commercial Banks,  Trust Companies and Other Nominees:

   We have been appointed by Chaser Acquisition, Inc., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of NTT Communications Corporation, a limited liability joint stock company incorporated under the laws of Japan ("NTT Communications") and a wholly owned subsidiary of Nippon Telegraph and Telephone Corporation, a limited liability joint stock company incorporated under the laws of Japan ("NTT"), to act as Dealer Managers in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $.001 per share ("Common Stock"), of Verio Inc., a Delaware corporation (the "Company") (other than shares of Common Stock already owned by NTT Communications and its subsidiaries), at a purchase price of $60.00 per share of Common Stock, net to the seller in cash, without interest, and all outstanding shares of Series A 6.75% Convertible Preferred Stock, par value $.001 per share ("Preferred Stock", and together with the Common Stock, the "Shares"), of the Company at a purchase price of $62.136 per share, plus, if the purchase of shares of Preferred Stock occurs after July 31, 2000, all
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accumulated and unpaid dividends on such share of Preferred Stock from August
1, 2000 to and including the expiration date of the Offer, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 17, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of May 7, 2000, among NTT Communications, Purchaser and the Company (the "Merger Agreement"). Holders of Shares whose certificates for such Shares (the "Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 2 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 4 of the Offer to Purchase.

   Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

   Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

          1. The Offer to Purchase, dated May 17, 2000.

          2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares.

          3. A letter to stockholders of the Company from Justin L. Jaschke, the Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to the stockholders of the Company.

          4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the procedures for tendering Shares by delivery of Certificates or by book-entry transfer set forth in the Offer to Purchase cannot be completed on a timely basis.

          5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name, with space provided for obtaining such clients' instructions with regard to the Offer.

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

          7. A return envelope addressed to the Depositary.

   YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 14, 2000, UNLESS THE OFFER IS EXTENDED.

   Please note the following:

          1. The tender price for Common Stock is $60.00 per share, net to the seller in cash without interest.

          2. The tender price for Preferred Stock is $ 62.136 per share, plus, if the purchase of shares of Preferred Stock occurs after July 31, 2000, all accumulated and unpaid dividends on such share of Preferred Stock from August 1, 2000 to and including the expiration date of the Offer, net to the sellers in cash without interest.


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          3. The Offer is being made for all of the outstanding shares of
    Common Stock (other than shares of Common Stock already owned by NTT Communications and its subsidiaries) and all outstanding shares of Preferred Stock.

          4. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Wednesday, June 14, 2000, unless the Offer is extended.

          5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer such number of shares of Common Stock that, together with the shares of Common Stock then owned by NTT and its subsidiaries, would constitute at least a majority of the shares of Common Stock that in the aggregate are outstanding determined on a fully diluted basis (assuming the exercise of all options to purchase shares of Common Stock, and the conversion or exchange of all securities convertible or exchangeable into shares of Common Stock outstanding at the expiration date of the Offer), any waiting period under the HSR Act (as defined in the Offer to Purchase) applicable to the purchase of Shares pursuant to the Offer having expired or having been terminated prior to the expiration of the Offer, and the period of time for any applicable review process by CFIUS (as defined in the Offer to Purchase) under the Exon-Florio Amendment (as defined in the Offer to Purchase) having expired and CFIUS not having taken action or made any recommendation to the President of the United States to block or prevent the consummation of the Offer or the Merger (as defined in the Offer to Purchase). The Offer is also subject to the other terms and conditions contained in the Offer to Purchase.

          6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

   In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) or other required documents should be sent to the Depositary and (ii) Certificates representing the tendered Shares on a timely Book-Entry Confirmation (as defined in the Offer to Purchase) should be delivered to the Depositary in accordance with the instructions set forth in the Offer.

   If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender must be effected by following the guaranteed delivery procedures specified in
Section 4 of the Offer to Purchase.

   Neither Purchaser, NTT Communications, NTT nor any officer, director, stockholder, agent or other representative of Purchaser, NTT Communications or NTT will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Managers, the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

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   Any inquiries you may have with respect to the Offer should be addressed to
Morrow & Co., Inc., the Information Agent for the Offer, at (800) 662-5200, Deutsche Bank Securities Inc., a Dealer Manager for the Offer, at (212) 250-6000 (call collect) or Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Dealer Manager for the Offer, at (212) 236-3790 (call collect).

   Requests for copies of the enclosed materials may be directed to the Information Agent at the above address and telephone number.

                                          Very truly yours,

                                          Deutsche Bank Securities Inc.
                                          Merrill Lynch, Pierce, Fenner &
                                                   Smith Incorporated

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF NTT, NTT COMMUNICATIONS, PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGERS OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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